AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 5th day of November, 1996, by and between DKS ASSOCIATES ("Purchaser") and WESTWOOD INVESTORS, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eighteen Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three and No/100 Dollars ($18,833,333.00) ("Purchase Price"), that certain property consisting of 452 condominium apartment units located at 5141 Indian River Drive, Las Vegas, Nevada, more particularly described on Exhibit A attached hereto ("Property"), which Property is known as Somerset Pointe Apartments. Included in the Purchase Price is all of the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale. Computer hardware and software are not included in the personal property.

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of $321,937.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $18,833,333.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Pacific Time on the Closing Date. If the funds are not received by 12:00 Noon Pacific Time, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller and prorations shall be as of 11:59 P.M. on the Closing Date.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit D is a title commitment with an effective date of July 26, 1996 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by First American Title Company of Nevada, agent for First American Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be an ALTA policy in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions set forth in Schedule B-Section 2 (Part I) as Numbers 7, 8 and 9 and the special title exceptions set forth in Schedule B-Section 2 (Part II) Numbers 4 through 16, 21, 22 and 23 (modified as to tenants only, as shown on the rent roll) of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment, subject only to the Permitted Exceptions. Seller shall pay the costs of the Title Policy; including the costs of "extended coverage". Purchaser shall pay for any special endorsements which Purchaser requires.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by SEA Incorporated and dated January 25, 1996, and Purchaser approves all of the matters set forth on the Survey. Prior to the Closing, Seller (at Seller's cost) will have the Survey updated and re-certified to the Purchaser, the Title Insurer and Purchaser's lender (if any). However, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Grant, Bargain, Sale Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. Seller shall be obligated to remove all liens, judgments and encumbrances of a definite and ascertainable amount. If Purchaser elects to terminate this Agreement in accordance with the provisions of this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser, and Purchaser shall be entitled to recover its actual non-reimbursed third party expenses in an amount not to exceed the amount of Earnest Money then on deposit with the Escrow Agent.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps to be paid with reference to the Deed and all recording costs.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $250,000 or less, or in the case of Personal Property, for $25,000 or less, then Purchaser can elect (upon notice to Seller served within 20 business days of such casualty) to either: (i) require Seller to commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration (in which case, Seller shall retain all insurance proceeds); or (ii) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible. If the cost of repair or restoration exceeds that amount, then Purchaser can elect to either: (i) require the Seller to repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration; or (ii) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible; or (iii) terminate this Agreement upon notice to Seller served within twenty (20) business days of such casualty. If Seller repairs or restores the Property in accordance with the provisions of this Paragraph, then Seller agrees to consult with Purchaser and comply with any reasonable requests of Purchaser, provided that they do not unduly delay the completion of the repair or restoration, and provided that they do not increase the cost of the repair or restoration.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If the parties reasonably believe that the Proceedings will result in an award less than $100,000.00, then Seller will assign to Purchaser all of its right, title and interest in the Proceedings, and Purchaser shall take the Property subject to the Proceedings. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          a. Purchaser acknowledges and agrees that except as may otherwise be specifically set forth elsewhere in this Agreement with reference to a representation, warranty or covenant made by the Seller, Purchaser will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement with reference to a representation, warranty or covenant made by the Seller, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or

"Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request. Except as may otherwise be specifically set forth elsewhere in this Agreement with reference to a representation, warranty or covenant made by the Seller, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8.   CLOSING.

          a. The closing ("Closing") of this transaction shall be on December 16, 1996 ("Closing Date"), at the office of the Purchaser's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

          b. Purchaser shall have the right to take an inventory of the Personal Property (other than the Personal Property located in the interior of the apartments) on the Closing Date. Seller may have its agent accompany the Purchaser while the inventory is being taken. Purchaser shall receive a credit for missing items of Personal Property.

          c. Upon Notice delivered to the other party no later than December 9, 1996, Purchaser or Seller shall have the right to extend the Closing Date to January 9, 1997 ("Extended Closing Date"). Thereafter, all references herein to the Closing Date shall mean the Extended Closing Date.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an assignment to Purchaser's designee executed by A.G. Spanos and Faye Spanos of Declarant's rights under the condominium documents (in the form of Exhibit M attached hereto); a quitclaim assignment executed by Seller of Declarant's rights under the condominium documents (in the form of Exhibit M-1 attached hereto); an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); the leases (to be delivered at the Property); updated rent roll (certified by Seller to be true and correct to the best of Seller's knowledge); a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); an executed assignment of intangibles which assignment shall include all assignable warranties and guarantees and Seller's right, title and interest, if any, in the use of the name Somerset Pointe Apartments and Seller's assignable rights to the telephone number of the Property (in the form of Exhibit N attached hereto); an executed assignment of guarantees, warranties, permits, licenses and approvals (in the form of Exhibit N-1 attached hereto); the written appointment (in the form of Exhibit O attached hereto) by A.G. Spanos and Faye Spanos of all new members to the Architectural Committee, which new members will be designated by the Purchaser; a quit-claim deed from A.G. Spanos and Faye Spanos conveying to Purchaser all of their right, title and interest in the mineral rights; the original tenant lease files (to be delivered at the Property); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT INCLUDING ITS OBLIGATIONS TO MAKE ALL DEPOSITS ON OR BEFORE THE DATES PROVIDED FOR HEREIN. IF THE PURCHASER FAILS TO MAKE ITS DEPOSITS INTO THE ESCROW ON OR BEFORE THE DATE SUCH DEPOSIT IS DUE AS PROVIDED FOR HEREIN, OR IN THE EVENT OF ANY OTHER DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, THEN SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY

OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO RECOVER ACTUAL THIRD PARTY UNREIMBURSED COSTS IN AN AMOUNT NOT TO EXCEED THE AMOUNT OF EARNEST MONEY THEN ON DEPOSIT WITH THE ESCROW AGENT, PLUS THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED AND THE DOCUMENTS WHICH SELLER IS REQUIRED TO DELIVER ON THE CLOSING DATE, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE PRICE INCLUSIVE OF THE EARNEST MONEY.

     12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); security and cleaning deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. The parties shall reprorate for omissions or errors in calculation thirty (30) days after the Closing Date. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 30 days after the Closing. Any Delinquent Rent received subsequent to thirty (30) days after the Closing shall be remitted to Seller within ten (10) days after receipt thereof. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     13. RECORDING. Except as may be required by Nevada law in order to enable Purchaser to exercise its remedies under Paragraph herein, this Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller.
Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to an entity, the ownership or control of which is held by Dan K. Shaw and/or Ken Woolley, provided such assignment is effected no later than ten
(10) business days prior to the Closing Date. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

     15. BROKER. The parties hereto acknowledge that CB Commercial Real Estate Group, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, service contracts and other documents (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central
Time) on November 29, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. If Purchaser disapproves the Documents or the condition of the Property or the transaction for any reason whatsoever, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

          d. If at any time prior to the Closing Date, Purchaser discovers any fact or circumstance which would cause a representation or warranty of Seller to be untrue or misleading, or with the passage of time would become untrue or misleading and Purchaser fails to notify Seller of such fact or circumstance, then Purchaser shall be deemed to have waived its right to seek damages or termination of this Agreement.

     17. SURVIVAL OF INDEMNITIES. Notwithstanding anything in this Agreement to the contrary, the parties' obligations to indemnify, defend and hold each other harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Mark Van De Hey, and any representation or warranty of the Seller is based upon those matters of which Mark Van De Hey has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which (unless otherwise indicated thereon) are made to the best of Seller's knowledge and which shall survive the Closing and delivery of the Deed for a period of ninety (90) days:

               i. (a) The present use and occupancy of the Property conform with applicable building and zoning laws.

                    (b) Seller has actual knowledge that it has not received written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit K which will be updated as of the Closing Date is true and accurate.

               iii. Except as set forth on Exhibit P attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

               iv. The general partner of Seller has the authority to convey the Property without first obtaining the consent of any other party. (This representation is based on actual knowledge and not to the best of Seller's knowledge.)

               v. Seller has not received written notice from any governmental authority that the Property contains Hazardous Materials or Hazardous Substances. This representation is based on actual knowledge.

               vi. The financial information which Seller has provided to Purchaser is the same information which Seller relies upon when it issues reports to its investors and when Seller files its tax returns. This representation is based on actual knowledge.

               vii. Seller has no employees at the Property. This representation is based on actual knowledge.

               viii. Except as may be set forth on the Rent Roll, no tenant is entitled to free rent after the Closing Date.

          c.   Seller's Covenants:

               i. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

               ii. Seller shall cause the present management agreement to be terminated as of the Closing Date.

               iii. On the Closing Date, Seller will assign to Purchaser all of Seller's right, title and interest, if any, in all warranties and guaranties which are assignable by Seller.

               iv. Seller shall request the utility company to read all of the meters on the Closing Date. To the extent that any of the meters has not been read on the Closing Date, then those utilities will be prorated based upon the amount of the meter reading for that particular meter for the prior billing period.

               v. Immediately after the expiration of the Approval Period, Seller shall send out notices of termination with reference to all of the service contracts listed on Exhibit Q except Prime Cable. Seller shall send copies of the notices of termination to Purchaser.

     19. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit L are the following reports (collectively, "Environmental Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request:

          a. Phase I Environmental Site Assessment dated October 16, 1995 prepared by Western Technologies Inc.;

          b. Letters from Nevada Power Company dated October 13, 1995 and October 26, 1995.

Seller makes no representation or warranty that the Environmental Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Report, including, without limitation, the matters set forth in the Environmental Report or the accuracy and/or completeness of the Environmental Report.

     20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     21. ORGANIZATIONAL DOCUMENTS. On the Closing Date, Purchaser and Seller will provide each other's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable. No later than ten (10) business days prior to the Closing Date, Purchaser shall deliver to the Seller a copy of its signature block.

     22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     23. CROSS DEFAULT/OTHER AGREEMENTS. Simultaneously with the execution of this Agreement, the Purchaser has entered into two other agreements ("Other Agreements") with Westwood Pointe Associates and Springs Pointe Investors to acquire Westwood Pointe Apartments, Las Vegas, Nevada and Springs Pointe Apartments, Las Vegas, Nevada, respectively. Each party hereto acknowledges that it would not have entered into this Agreement if Purchaser and the sellers under the Other Agreements had not executed the Other Agreements. A default by the Purchaser under either of the Other Agreements shall be a default by Purchaser under this Agreement. A default by a seller under either of the Other Agreements shall be a default by Seller under this Agreement. If Purchaser exercises its right of termination under this Agreement, then the

Other Agreements shall automatically be terminated without further action by either party. In such event, unless this Agreement is terminated because of a default by Purchaser, the Earnest Money plus the interest accrued thereon shall be returned to Purchaser. If there is a termination of this Agreement and the Other Agreements because of a default by a seller, then any cost recoverable by Purchaser which was incurred for all of the properties shall be prorated among all of them.

     24. DISTRIBUTIONS. For a period of ninety (90) days after the Closing Date, Seller shall not distribute $321,937.00 to its partners from the proceeds of the net cash received from the Purchaser. If Purchaser alleges a claim for damage against Seller after the Closing Date but prior to the expiration of the aforesaid ninety (90) day period ("Claim"), then the Seller shall continue to withhold distribution of the funds in an amount equal to the lesser of (i) the amount of the Claim, or (ii) $321,937.00, until the Claim is resolved. The Claim shall specify the exact representation, warranty or covenant which was breached and the amount of damages the Purchaser alleges it has sustained. If Seller fails to withhold the amount of the distribution of the funds in accordance with the provisions of this Agreement, then the general partner shall have personal liability in an amount equal to the lesser of (i) the amount of the Claim or (ii) $321,937.00.

     25. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

     with copies to:          The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  James Mendelson
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

       TO PURCHASER:          Dan K. Shaw
                              DKS Associates
                              4435 S. Eastern Avenue
                              Las Vegas, Nevada 89119
                              702/737-7166
                              702/737-1490 (FAX)

       with copy to:          Barry Goold
                              Goold, Patterson, DeVore & Rondeau
                              4496 South Pecos Road
                              Las Vegas, Nevada 89121
                              702/436-2600
                              702/436-2650 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     26.  Intentionally Deleted.

     27. LAUNDRY LEASE. As of the Closing Date, Seller will have cancelled the Web laundry lease.

     28. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Earnest Money;
          b.   One (1) fully executed copy of this Agreement; and
          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     29.  Intentionally Deleted.

     30. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Nevada.

     31. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     32. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     33. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on           PURCHASER:
November 5, 1996.

                                   DKS ASSOCIATES


                                   By:   /s/ Dan K. Shaw
                                        ----------------------------------


Executed by Seller on              SELLER:
_______________, 1996.
                                   WESTWOOD INVESTORS, an Illinois
                                   limited partnership

                                   By:  BALCOR PARTNERS-XV, an Illinois
                                        general partnership, a general partner

                                   By:  RGF-BALCOR ASSOCIATES-II, an
                                        Illinois general partnership, a partner

                                   By:  THE BALCOR COMPANY, a Delaware
                                        corporation, a partner


                                   By:   /s/ James E. Mendelson
                                        ----------------------------------

Somerset Pointe


CB Commercial Real Estate Group ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              CB COMMERCIAL REAL ESTATE GROUP


                              By:
                                   ------------------------------------

                                   EXHIBITS

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment of Service Contracts

H    -    Assignment of Leases and Security Deposits

I    -    Notice to Tenants

J    -    Non-Foreign Affidavit

K    -    Rent Roll

L    -    Environmental Report

M    -    Assignment of Declarant's Rights

M-1  -    Quitclaim Assignment of Declarant's Rights

N    -    Assignment of Intangibles

N-1  -    Assignment of Guarantees, Warranties, Permits, Licenses and Approvals

O    -    Appointment of Members to Architectural Committee

P    -    Litigation

Q    -    Service Contracts